Exhibit 99.2

GoGreen Investments Corporation Announces Closing of $276,000,000 Initial Public Offering

NEW YORK, Oct. 25, 2021 (GLOBE NEWSWIRE) -- GoGreen Investments Corporation (NYSE: GOGN.U) (the “Company”) announced today that it closed its initial public offering of 27,600,000 units, including 3,600,000 units issued upon exercise in full by the underwriters of their option to purchase additional units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $276,000,000.

The Company’s units are listed on the New York Stock Exchange (“NYSE”) and commenced trading under the ticker symbol “GOGN.U” on October 21, 2021. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants will trade and are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “GOGN” and “GOGN.WS,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the clean/renewable energy space. The Company is led by Chief Executive Officer John Dowd.

Citigroup and Credit Suisse are acting as joint book-running managers for the offering.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $281,520,000 (or $10.20 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of October 21, 2021 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 1-800-831-9146 and Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, by telephone at 1-800-221-1037, or by emailing usa.prospectus@credit-suisse.com.

A registration statement relating to these securities was declared effective by the SEC on October 20, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Michael Sedoy, CFA

CFO

713.337.4075

info@gogreeninvestments.com